Exhibit 5.1

April 24, 2020

Howmet Aerospace Inc.

201 Isabella Street, Suite 200

Pittsburgh, PA 15212-5872

Re:	Howmet Aerospace Inc.

We have acted as special transaction counsel to Howmet Aerospace Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $1,200,000,000 aggregate principal amount of its 6.875% Notes due 2025 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated April 22, 2020, between the Company and J.P. Morgan Securities LLC, as representative of the underwriters named therein (collectively, the “Underwriters”). The Securities are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.       The Underwriting Agreement; and

2.       The Indenture, dated as of September 30, 1993, between Alcoa Inc. (formerly known as Aluminum Company of America), a Pennsylvania corporation, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as successor to J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Trust Company, N.A., as successor to PNC Bank, National Association)) (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 25, 2007, between Alcoa Inc., a Pennsylvania corporation, and such trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of July 15, 2008, between Alcoa Inc., a Pennsylvania corporation, and such trustee (the “Second Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of December 31, 2017, among Arconic Inc. (formerly known as Alcoa Inc.), a Pennsylvania corporation, Arconic Inc., a Delaware corporation, and such trustee (the “Fourth Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of April 15, 2020, between Howmet Aerospace Inc. (formerly known as Arconic Inc.) and such trustee (the “Fifth Supplemental Indenture”) (the Original Indenture, as so supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-237705) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2020 relating to an unspecified aggregate initial offering price or number of senior debt securities of the Company; (ii) the Prospectus, dated April 16, 2020, as supplemented by the accompanying Preliminary Prospectus Supplement, dated April 22, 2020, relating to the Notes, as filed by the Company with the Commission on April 22, 2020 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Final Term Sheet relating to the Notes, as filed by the Company with the Commission on April 22, 2020 pursuant to Rule 433 under the Act; (iv) the Prospectus, dated April 16, 2020, as supplemented by the accompanying Prospectus Supplement, dated April 22, 2020, reflecting the final terms of the Notes and the terms of the offering thereof, as filed by the Company with the Commission on April 24, 2020 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended; (vii) copies of the resolutions adopted by the Board of Directors of the Company on April 9, 2020 (the “Authorizing Resolutions”) and by the Authorized Pricing Officers (as defined in the Authorizing Resolutions) of the Company on April 22, 2020; (viii) the Certificate of Designated Officer Establishing Terms and Form of Debt Securities, establishing the terms and form of the Notes pursuant to Sections 201 and 301 of the Indenture, dated as of the date hereof; (ix) the Officers’ Certificate, dated as of the date hereof, required pursuant to Sections 102 and 301 of the Indenture; (x) a certificate of the Assistant Secretary of the Company, dated as of the date hereof and (xi) specimens of the Notes. In addition, we have made such investigation of law as we have deemed appropriate.

K&L Gates LLP

K&L Gates Center 210 Sixth Avenue Pittsburgh PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com

For the purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including that (i) each document submitted to us is accurate and complete, (ii) each such document that is an original is authentic, (iii) each such document that is a copy conforms to an authentic original and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons, (ii) that each party to each of the Transaction Documents has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; and (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, and applicable federal securities laws of the United States. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company and be entitled to the benefits of the Indenture.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, voidable transactions, reorganization, receivership, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights or remedies generally; (b) general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity; and (c) an implied covenant of good faith, reasonableness, fair dealing and standards of materiality.

2	April 24, 2020

We express no opinion with respect to any provision in the Notes (i) that purports to waive forum non conveniens or trial by jury; (ii) that relates to judgments in currencies other than U.S. dollars; (iii) that purports to limit any person’s liability, or relieve any party of the consequences of, its own unlawful, willful, reckless, bad faith, or negligent acts or omissions, or that grants indemnity or a right of contribution; (iv) that purports to allow any party to interfere unreasonably in the conduct of another party’s business; (v) that purports to require the payment or reimbursement of fees, costs, expenses or other amounts that are unreasonable in nature or amount or without a reasonable accounting of the sums purportedly due or that are contrary to applicable law or public policy; (vi) that purports to prohibit the assignment of rights that are assignable pursuant to applicable law notwithstanding an agreement not to assign such rights; (vii) that purports to require that amendments or waivers to any agreement be in writing; (viii) relating to severability or set-off; (ix) that purports to limit access exclusively to any particular courts; (x) that purports to place a limitation on lawsuits to the extent that it may conflict with federal bankruptcy law, in which case such provision may be deemed void or voidable under federal bankruptcy law; (xi) that provides that no recourse may be had against any successors of the Company or any stockholder of the Company that may be a controlling person under federal securities laws; (xii) that purports to waive or modify any party’s obligations of good faith, fair dealing, diligence, mitigation of damages, reasonableness or due notice, or the right of redemption under the Uniform Commercial Code or other applicable law; (xiii) that provides for advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (xiv) that provides that decisions by a party are conclusive or may be made in its sole discretion; (xv) that consents to, or restricts governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (xvi) that waives broadly or vaguely stated rights; (xvii) that provides for exclusivity, election or cumulation of rights or remedies; (xviii) that provides a proxy, power of attorney or trust; (xix) that prohibits, restricts, or requires consent to assignment or transfer of any right or property; and (xx) that provides for liquidated damages, an increased interest rate on default, interest on interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions may be found to constitute a penalty. We also express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any agreement or the transactions contemplated thereby or the net impact or result of any conflict of laws between or among laws of competing jurisdictions and the applicability of the law of any jurisdiction in such instance.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof, and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

3	April 24, 2020

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement, and the reference to this firm in the Prospectus forming a part thereof under the caption “Legal Matters”. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

4	April 24, 2020